As filed with the Securities and Exchange Commission on July 23, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYTOGEN CORPORATION

(Exact  name of Registrant as Specified in Its Charter)

Delaware	22-2322400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 College Road East, Suite 3100, Princeton, New Jersey 08540-5308

(609) 750-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Thomas, Esq., Senior Vice President and General Counsel

Cytogen Corporation

650 College Road East, Suite 3100, Princeton, New Jersey 08540-5308

(609) 750-8200

(Name, address, including zip code, and telephone number including area code, of agents for service)

Copies to:

Emilio Ragosa, Esq.

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

(609) 919-6600

Approximate date of commencement of proposed sale to public : From time to time or at one time after this Registration Statement becomes effective in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value	9,070,777(1)	$1.485(2)	$13,470,103.85	$413.53

(1)           Includes 3,256,177 shares of common stock that may be issued upon the exercise of warrants held by the selling stockholders. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of registrant’s common stock.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). Such price is based upon the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on July 18, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed or amended. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 23, 2007

Prospectus

9,070,777

SHARES OF COMMON STOCK

This prospectus covers resales by certain of our stockholders of up to 9,070,777 shares of our common stock, par value $0.01 per share, for their own accounts.  Of those shares, 2,907,301 are issuable upon the exercise of warrants held by the stockholders at an exercise price of $2.231 per share and 348,876 are issuable upon the exercise of warrants held by the placement agents at an exercise price of $2.231.  Such stockholders are referred to throughout this prospectus as “selling stockholders.”

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Cytogen”, the “Company”, “we”, “us”, and “our” refer and relate to Cytogen Corporation.  The selling stockholders who wish to sell their shares of our common stock may offer and sell such shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock owned by the selling stockholders but we may receive funds from the exercise of their warrants, if at all.  Any such proceeds will be used primarily to support marketing, advance clinical development programs, pursue additional in-licensing opportunities, and other general corporate purposes.  One should read this prospectus and any amendment or supplement hereto together with additional information described under the heading “Where You Can Find Available Information”.

Our common stock is listed for trading on the NASDAQ Global Market, or NASDAQ, under the symbol “CYTO.” On July 20, 2007, the closing sales price for our common stock on the NASDAQ was $1.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 BEFORE YOU DECIDE TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                       , 2007

TABLE OF CONTENTS

Prospectus Summary
The Offering
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find Additional Information
Information Incorporated by Reference

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, referred to herein as the SEC, to register 9,070,777 shares of our common stock. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our common stock. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

About Cytogen

Cytogen is a specialty pharmaceutical company dedicated to advancing the treatment and care of patients by building, developing, and commercializing a portfolio of oncology products. Our specialized sales force currently markets three therapeutic products and one diagnostic product to the U.S. oncology market. CAPHOSOL® is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device.  QUADRAMET® (samarium Sm-153 lexidronam injection) is approved for the treatment of pain in patients whose cancer has spread to the bone. PROSTASCINT® (capromab pendetide) is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer and SOLTAMOX™ (tamoxifen citrate) is the first liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings. We are also developing CYT-500, a third-generation radiolabeled antibody to treat prostate cancer.

In 2003, we realigned our corporate direction to focus on building a successful oncology franchise with a specialized commercial infrastructure equipped to deliver sustainable value.  To that end, we have established a growing commercial presence in the U.S., which targets both medical and radiation oncology.  We believe marketing proprietary specialty oncology products directly, as opposed to receiving royalties on sales by licensees, will enable us to build a growth-oriented oncology business.  Because there is a limited number of leading cancer clinics across the U.S., we believe our highly trained and focused sales team can effectively market a complementary product offering to a broad market segment.  Our sales and marketing infrastructure has played a critical role in our ability to add new commercial-stage products to our portfolio.  Further, we believe the commercial arm of our business is highly scalable and can readily support new product opportunities through modest capital investments.

Strategy and Approach

Our strategy focuses on growing our business organically and through in-licensing initiatives.  It revolves around three key priorities:

•                               Expanding our near- and long-term revenues. We have successfully implemented an active in-licensing program to broaden our revenue base with product opportunities that are complementary to our commercial presence in oncology.  In April 2006, we acquired the commercial rights to SOLTAMOX from Savient Pharmaceuticals, Inc., or Savient, and in October 2006, we acquired the commercial rights to CAPHOSOL from InPharma A/S, or InPharma.  These two products are potential new revenue sources for 2007.  We are also pursuing clinical-stage candidates in complementary therapeutic areas with promising regulatory pathways.

•                               Maximizing the market potential of our approved products through data-driven initiatives.  A robust, data-driven strategy is underway to enhance the market opportunities for our products within their currently approved indications.  We are supporting numerous post-marketing studies for QUADRAMET to optimize its potential as a safe, effective, non-narcotic option for the palliation of pain from cancers that have spread to the bone.  We are also advancing initiatives to position PROSTASCINT as an important tool for managing the care of prostate cancer.  Recent progress includes:

•                               The publication of new data in the American Cancer Society’s peer-reviewed journal, Cancer, demonstrating repeated dosing of QUADRAMET to be a safe and effective treatment option for patients with recurrent painful bone metastases;

•                               The expanded inclusion of PROSTASCINT within the National Comprehensive Cancer Network’s, or NCCN, clinical practice guidelines to include patients with recurrent disease;

•                               The publication of seven-year survival data in the American Brachytherapy Society’s peer-reviewed journal, Brachytherapy, demonstrating the potential for PROSTASCINT fusion imaging to help determine patient-specific treatment regimens for prostate cancer patients undergoing brachytherapy; and

•                               The presentation of Phase 1 data for QUADRAMET in combination with docetaxel for prostate cancer and QUADRAMET in combination with bortezomib for relapsed multiple myeloma.

•                               Building long-term sustainability.  We are focused on maintaining a balanced specialty portfolio through three key imperatives:  (i) evaluating new indications for our marketed products; (ii) accessing product candidates complementary to our commercial presence; and (iii) monetizing assets that are no longer a strategic fit and realigning our investment on projects that are in line with our business objectives.  Plans are underway for a number of Phase 2 clinical studies to evaluate QUADRAMET and other cancer therapies for prostate cancer, breast cancer, multiple myeloma, and osteosarcoma.  In January, we also initiated a Phase 1 clinical study to evaluate CYT-500 as a therapy for prostate cancer.  In addition, in April 2006, we monetized our interest in a preclinical-stage joint venture, PSMA Development Company LLC, or PDC, for a cash payment of $13.2 million and potential future milestone payments totaling up to $52 million.  We are also pursuing strategic opportunities to optimize the extensive intellectual property and technology associated with our AxCell BioSciences subsidiary.

We were incorporated in Delaware on March 3, 1980 under the name Hybridex, Inc. and changed our name to Cytogen Corporation on April 1, 1980.  Our executive offices are located at 650 College Road East, Suite 3100, Princeton, New Jersey, 08540 and our telephone number is 609-750-8200.

THE OFFERING

Number of shares of our common stock offered by the selling stockholders	9,070,777 (1) shares

Number of shares of our common stock outstanding after the offering	38,709,635(2) shares

Use of proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders. We may receive the proceeds from the exercise of warrants held by the selling stockholders, if any are exercised. Any such proceeds will be used primarily to support marketing, advance clinical development programs, pursue additional in-licensing opportunities, and other general corporate purposes. However, the selling stockholders have the right to exercise the warrants pursuant to a cashless exercise provision, in which case, we will not receive any proceeds from the exercise of the warrants from the selling stockholders.

NASDAQ Global Market symbol	CYTO

(1)                                  Includes warrants to purchase 3,256,177 shares of common stock.

(2)                                  Based upon 35,453,458 shares of common stock issued and outstanding as of July 20, 2007, after giving effect to the exercise of warrants to purchase up to an aggregate of 3,256,177 shares of common stock, and excluding shares of common stock to be issued upon the exercise of other outstanding warrants and options.

RISK FACTORS

One should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition, results of operations, performance, achievements and industry and could result in a complete loss of one’s investment. The risks and uncertainties described below are not the only ones we may face.

We have a history of operating losses and an accumulated deficit and expect to incur losses in the future.

Given the high level of expenditures associated with our business and our inability to generate revenues sufficient to cover such expenditures, we have had a history of operating losses since our inception. We had a net loss of $4.8 million for the quarter ended March 31, 2007. We had a net loss of $7.7 million for the three months ended March 31, 2006. We had an accumulated deficit of $433 million as of March 31, 2007.

In order to develop and commercialize our technologies, particularly our prostate-specific membrane antigen technology, and launch and expand our products, we expect to incur significant increases in our expenses over the next several years. As a result, we will need to generate significant additional revenue to become profitable.

To date, we have taken affirmative steps to address our trend of operating losses. Such steps include, among other things:

•                    undergoing steps to realign and implement our focus as a product-driven specialty pharmaceutical company;

•                    establishing and maintaining our in-house specialty sales force; and

•                    enhancing our marketed product portfolio through marketing alliances and strategic arrangements.

Although we have taken these affirmative steps, we may never be able to successfully implement them, and our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the risk factors discussed elsewhere in this section entitled, “Risk Factors” or in our Annual Report on Form 10-K for the year ended December 31, 2006. As a result, we may never be able to generate or sustain significant additional revenue or achieve profitability.

We depend on sales of QUADRAMET and PROSTASCINT for substantially all of our near-term revenues.

We expect QUADRAMET and PROSTASCINT to account for substantially all of our product revenues in the near future. For the quarter ended March 31, 2007, revenues from QUADRAMET and PROSTASCINT accounted for approximately 49% and 51%, respectively, of our product revenues. If QUADRAMET or PROSTASCINT does not achieve broader market acceptance, either because we fail to effectively market such products or our competitors introduce competing products, we may not be able to generate sufficient revenue to become profitable.

We will depend on market acceptance of SOLTAMOX and CAPHOSOL for future revenues.

On April 21, 2006, we entered into a distribution agreement with Savient Pharmaceuticals, Inc. granting us exclusive marketing rights for SOLTAMOX in the United States. We introduced SOLTAMOX to the U.S. oncology market in the second half of 2006.

On October 11, 2006, we entered into a license agreement with InPharma granting us exclusive marketing rights for CAPHOSOL in North America. We introduced CAPHOSOL late in the first quarter of 2007.

Our future growth and success will depend on market acceptance of SOLTAMOX and CAPHOSOL by healthcare providers, third-party payors and patients. Market acceptance will depend, in part, on our ability to demonstrate to these parties the effectiveness of these products. Sales of these products will also depend on the availability of favorable coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid as well as private health insurance plans. If SOLTAMOX or CAPHOSOL does not achieve market acceptance, either because we fail to effectively market such products or our competitors introduce competing products, we may not be able to generate sufficient revenue to become profitable.

A small number of customers account for the majority of our sales, and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales, thereby adversely affecting our operating results.

We sell QUADRAMET and PROSTASCINT to a small number of radiopharmacy networks. During the three months ended March 31, 2007, we received 63% of our total revenues from three customers, as follows: 40% from Cardinal Health (formerly Syncor International Corporation); 16% from Mallinckrodt Inc.; and 7% from GE Healthcare (formerly Amersham Health). During the year ended December 31, 2006, we received 64% of our total revenues from three customers, as follows: 41% from Cardinal Health; 14% from Mallinckrodt Inc.; and 9% from GE Healthcare. During the year ended December 31, 2005, we received 67% of our total revenues from three customers, as follows: 47% from Cardinal Health; 11% from Mallinckrodt Inc.; and 9% from GE Healthcare.

The small number of radiopharmacies, consolidation in this industry or financial difficulties of these radiopharmacies could result in the combination or elimination of customers for our products. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, our revenues from quarter to quarter and business, financial condition and results of operations may be subject to substantial period-to-period fluctuations. In addition, our business, financial condition and results of operations could be materially adversely affected by the failure of customer orders to materialize as and when anticipated. None of our customers have entered into an agreement requiring on-going minimum purchases from us. We cannot assure you that our principal customers will continue to purchase products from us at current levels, if at all. The loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

There are risks associated with the manufacture and supply of our products.

If we are to be successful, our products will have to be manufactured by contract manufacturers in compliance with regulatory requirements and at costs acceptable to us. If we are unable to successfully arrange for the manufacture of our products and product candidates, either because potential manufacturers are not cGMP compliant, are not available or charge excessive amounts, we will not be able to successfully commercialize our products and our business, financial condition and results of operations will be significantly and adversely affected.

PROSTASCINT is currently manufactured at a current Good Manufacturing Practices, or cGMP, compliant manufacturing facility operated by Laureate Pharma, L.P. Although we entered into another agreement with Laureate in September 2006 which provides for Laureate’s manufacture of PROSTASCINT for us, our failure to maintain a long term supply agreement on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations.

We have an agreement with Bristol-Myers Squibb Medical Imaging, Inc., or BMSMI, to manufacture QUADRAMET for us. Both primary components of QUADRAMET, particularly Samarium-153 and EDTMP, are provided to BMSMI by outside suppliers. Due to radioactive decay, Samarium-153 must be produced on a weekly basis. BMSMI obtains its requirements for Samarium-153 from a sole supplier and EDTMP from another sole supplier. Alternative sources for these components may not be readily available, and any alternative supplier would have to be identified and qualified, subject to all applicable regulatory guidelines. If BMSMI cannot obtain sufficient quantities of the components on commercially reasonable terms, or in a timely manner, it would be unable to manufacture QUADRAMET on a timely and cost-effective basis, which would have a material adverse effect on our business, financial condition and results of operations.

We have a supply agreement with Rosemont Pharmaceuticals Limited, or Rosemont, to manufacture SOLTAMOX for us. The supply agreement with Rosemont will terminate upon the expiration of the last to expire patent covering SOLTAMOX in the United States, which is currently June 2018. Our failure to maintain a long term supply agreement for SOLTAMOX on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations.

We have a manufacturing agreement with Holopack Verpackungstechnik GmbH, or Holopack, to manufacture CAPHOSOL for us. The agreement has a term of two years and automatically renews for an additional year. Such agreement is terminable by Holopack or us on three months notice prior to the end of each term period. Our failure to maintain a long term supply agreement for CAPHOSOL on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations.

We, along with our contract manufacturers and testing laboratories are required to adhere to FDA regulations setting forth requirements for cGMP, and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of our contract vendors or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant pre-market clearance or pre-market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions any of which could significantly and adversely affect our business, financial condition and results of operations.

We rely heavily on our collaborative partners.

Our success depends largely upon the success and financial stability of our collaborative partners. We have entered into the following agreements for the development, sale, marketing, distribution and manufacture of our products, product candidates and technologies:

•                               a license agreement with The Dow Chemical Company relating to the QUADRAMET technology;

•                               a manufacturing and supply agreement for the manufacture of QUADRAMET with BMSMI;

•                               a manufacturing agreement for the manufacture of PROSTASCINT with Laureate Pharma, L.P.;

•                               a distribution services agreement with Cardinal Health 105, Inc. (formerly CORD Logistics, Inc.) for PROSTASCINT;

•                               a license agreement with The Dow Chemical Company relating to Dow’s proprietary MeO-DOTA bifunctional chelant technology for use with our CYT-500 program;

•                               a distribution agreement and a manufacture and supply agreement with Rosemont related to the supply and marketing of SOLTAMOX;

•                               a purchase and supply agreement with Oncology Therapeutics Network, JV for the distribution of SOLTAMOX and CAPHOSOL;

•                               a license agreement with InPharma AS for the marketing of CAPHOSOL; and

•                               a manufacturing agreement with Holopack for the manufacturing and supply of CAPHOSOL.

Because our collaborative partners are responsible for certain manufacturing and distribution activities, among others, these activities are outside our direct control and we rely on our partners to perform their obligations. In the event that our collaborative partners are entitled to enter into third party arrangements that may economically disadvantage us, or do not perform their obligations as expected under our agreements, our products may not be commercially successful. As a result, any success may be delayed and new product development could be inhibited with the result that our business, financial condition and results of operation could be significantly and adversely affected.

If our collaborative agreements expire or are terminated and we cannot renew or replace them on commercially reasonable terms, our business and financial results may suffer. If the agreements described above expire or are terminated, we may not be able to find suitable alternatives to them on a timely basis or on reasonable terms, if at all. The loss of the right to use these technologies that we have licensed or the loss of any services provided to us under these agreements would significantly and adversely affect our business, financial condition and results of operations.

Certain of our products are in the early stages of development and commercialization and we may never achieve the revenue goals set forth in our business plan.

We began operations in 1980 and have since been engaged primarily in research directed toward the development, commercialization and marketing of products to improve the diagnosis and treatment of cancer.

In April 2006, we executed a distribution agreement with Savient granting us exclusive marketing rights for SOLTAMOX in the United States. SOLTAMOX, an oral liquid hormonal therapy, is approved for marketing in the United States. We introduced SOLTAMOX in the United States in the second half of 2006.

In October 2006, we entered into a license agreement with InPharma granting us exclusive marketing rights for CAPHOSOL in North America. We introduced CAPHOSOL late in the first quarter of 2007.

In May 2006, the U.S. Food and Drug Administration cleared an Investigational New Drug application for CYT-500, our lead therapeutic candidate targeting PSMA. In February 2007, we announced the initiation of the first human clinical study of CYT-500. CYT-500 uses the same monoclonal antibody from our PROSTASCINT molecular imaging agent, but is linked through a higher affinity linker than is used for PROSTASCINT to a therapeutic as opposed to an imaging radionuclide. This PSMA technology is still in the early stages of development. We cannot assure you that we will be able to commercialize this product.

In July 2004, as part of our continuing efforts to reduce non-strategic expenses, we initiated the closure of facilities at our AxCell Biosciences subsidiary. Research projects through academic, governmental and corporate collaborators will continue to be supported and additional applications for the intellectual property and technology at AxCell are being pursued. We may be unable to further develop or commercialize any of these products and technologies in the future.

Our business is therefore subject to the risks inherent in an early-stage biopharmaceutical business enterprise, such as the need:

•                               to obtain sufficient capital to support the expenses of developing our technology and commercializing our products;

•                               to ensure that our products are safe and effective;

•                               to obtain regulatory approval for the use and sale of our products;

•                               to manufacture our products in sufficient quantities and at a reasonable cost;

•                               to develop a sufficient market for our products; and

•                               to attract and retain qualified management, sales, technical and scientific staff.

The problems frequently encountered using new technologies and operating in a competitive environment also may affect our business, financial condition and results of operations. If we fail to properly address these risks and attain our business objectives, our business could be significantly and adversely affected.

We depend on attracting and retaining key personnel.

We are highly dependent on the principal members of our management and scientific staff. The loss of their services might significantly delay or prevent the achievement of development or strategic objectives. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for personnel is intense, and therefore we may not be able to retain existing personnel or attract and retain additional highly qualified employees in the future.

We do not carry key person life insurance policies and we do not typically enter into long-term arrangements with our key personnel. If we are unable to hire and retain personnel in key positions, our business, financial condition and results of operations could be significantly and adversely affected unless qualified replacements can be found.

Failure of third party payors to provide adequate coverage and reimbursement for our products could limit market acceptance and affect pricing of our products and affect our revenues.

Sales of our products depend in part on the availability of favorable coverage and reimbursement by governmental healthcare programs such as Medicare and Medicaid as well as private health insurance plans. Each payor has its own process and standards for determining whether and, if so, to what extent it will cover and reimburse a particular product or service. Whether and to what extent a product may be deemed covered by a particular payor depends upon a number of factors, including the payor’s determination that the product is reasonable and necessary for the diagnosis or treatment of the illness or injury for which it is administered according to accepted standards of medical practice, cost effective, not experimental or investigational, not found by the FDA to be less than effective, and not otherwise excluded from coverage by law, regulation, or contract. There may be significant delays in obtaining coverage for newly-approved products, and coverage may not be available or could be more limited than the purposes for which the product is approved by the FDA.

Moreover, eligibility for coverage does not imply that any product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs, which include, for example, research, development, production, sales, and distribution costs. Interim payments for new products, if applicable, also may not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that are already reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs, or other payors, or by any future relaxation of laws that restrict imports of certain medical products from countries where they may be sold at lower prices than in the United States.

Third party payors often follow Medicare coverage policy and payment limitations in setting their own coverage policies and reimbursement rates, and may have sufficient market power to demand significant price reductions. Even if successful, securing coverage at adequate reimbursement rates from government and third party payors can be a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products among other data and materials to each payor. Our inability to promptly obtain favorable coverage and profitable reimbursement rates from government-funded and private payors for our products could have a material adverse effect on our business, financial condition and results of operations, and our ability to raise capital needed to commercialize products.

Our business, financial condition and results of operations will continue to be affected by the efforts of governmental and third-party payors to contain or reduce the costs of healthcare. There have been, and we expect that there will continue to be, a number of federal and state proposals to regulate expenditures for medical products and services, which may affect payments for therapeutic and diagnostic imaging agents such as our products. In addition, an emphasis on managed care increases possible pressure on the pricing of these products. While we cannot predict whether these legislative or regulatory proposals will be adopted, or the effects these proposals or managed care efforts may have on our business, the announcement of these proposals and the adoption of these proposals or efforts could affect our stock price or our business. Further, to the extent these proposals or efforts have an adverse effect on other companies that are our prospective corporate partners, our ability to establish necessary strategic alliances may be harmed.

We will need to raise additional capital which may not be available or only available on less favorable terms.

Our cash and cash equivalents were $25.6 million at March 31, 2007. We expect that our existing capital resources at March 31, 2007, together with the net proceeds from the private placement consummated on July 6, 2007, should be adequate to fund our operations and commitments into 2008.

Our business or operations may change in a manner that would consume available resources more rapidly than anticipated. We expect that we will have additional requirements for debt or equity capital, irrespective of whether and when we reach profitability, for further product development costs, product and technology acquisition costs and working capital. To the extent that our currently available funds and revenues are insufficient to meet current or planned operating requirements, we will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. These financial sources may not be available when we need them or they may be available, but on terms that are not commercially acceptable to us. If adequate funds are not available, we may be required to delay further scale back or eliminate certain aspects of our operations or attempt to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates, products or potential markets. If adequate funds are not available, our business, financial condition and results of operations will be materially and adversely affected.

We have incurred negative cash flows from operations since our inception and have expended, and expect to continue to expend in the future, substantial funds based upon the:

•                    success of our product commercialization efforts;

•                    success of any future acquisitions of complementary products and technologies we may make;

•                    magnitude, scope and results of our product development and research and development efforts;

•                    progress of preclinical studies and clinical trials;

•                    progress toward regulatory approval for our products;

•                    costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•                    competing technological and market developments; and

•                    expansion of strategic alliances for the sale, marketing and distribution of our products.

Our capital raising efforts may dilute stockholder interests.

If we raise additional capital by issuing equity securities or convertible debentures, such issuance will result in ownership dilution to our existing stockholders, and new investors could have rights superior to those of our existing stockholders. The extent of such dilution will vary based upon the amount of capital raised.

We have limited sales, marketing and distribution capabilities for our products.

We have established an internal sales force that is responsible for marketing and selling CAPHOSOL, QUADRAMET, PROSTASCINT and SOLTAMOX. Although we are continuing to expand our internal sales force, it still has limited sales, marketing and distribution capabilities compared to those of many of our competitors. If our internal sales force is unable to successfully market CAPHOSOL, QUADRAMET, PROSTASCINT and SOLTAMOX, our business and financial condition may be adversely affected. If we are unable to establish and maintain significant sales, marketing and distribution efforts within the United States, either internally or through arrangements with third parties, our business may be significantly and adversely affected. In locations outside of the United States, we have not established a selling presence. To the extent that our sales force, from time to time, markets and sells additional products, we cannot be certain that adequate resources or sales capacity will be available to effectively accomplish these tasks.

We may need to raise funds other than through the issuance of equity securities.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates or to grant licenses on unfavorable terms. If we relinquish rights or grant licenses on unfavorable terms, we may not be able to develop or market products in a manner that is profitable to us.

A significant portion of our total outstanding shares of common stock may be sold in the market in the near future, which could cause the market price of our common stock to drop significantly.

As of June 30, 2007, we had 29,638,858 shares of our common stock issued and outstanding, all of which are either eligible to be sold under SEC Rule 144 or are in the public float.  In addition, we have registered shares of our Common Stock underlying warrants previously issued on numerous Form S-3 registration statements, and we have also registered shares of our common stock underlying options granted or to be granted under our stock option plans. Consequently, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may have a material adverse effect on our stock price.

Our common stock has a limited trading market, which could limit your ability to resell your shares of common stock at or above your purchase price.

Our common stock is quoted on the NASDAQ Global Market and currently has a limited trading market. The NASDAQ Global Market requires us to meet minimum financial requirements in order to maintain our listing. Currently, we believe that we meet the continued listing requirements of the NASDAQ Global Market. We cannot assure you that an active trading market will develop or, if developed, will be maintained. As a result, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

Our common stock may be subject to the “penny stock” regulations which may affect the ability of our stockholders to sell their shares.

The NASDAQ Global Market requires us to meet minimum financial requirements in order to maintain our listing. Currently, we believe we meet the continued listing requirements of the NASDAQ Global Market. If we do not continue to meet the continued listing requirements, we could be delisted. If we are delisted from the NASDAQ Global Market, our common stock likely will become a “penny stock.” In general, regulations of the SEC define a “penny stock” to be an equity security that is not listed on a national securities exchange or the NASDAQ Stock Market and that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. If our common stock becomes a penny stock, additional sales practice requirements would be imposed on broker-dealers that sell such securities to persons other than certain qualified investors. For transactions involving a penny stock, unless exempt, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. In addition, the rules on penny stocks require delivery, prior to and after any penny stock transaction, of disclosures required by the SEC.

If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be severely and adversely affected. Accordingly, the ability of holders of our common stock to sell their shares in the secondary market may also be adversely affected.

The liquidity of our common stock could be adversely affected if we are delisted from the NASDAQ Global Market.

In the event that we are unable to maintain compliance with all relevant NASDAQ Listing Standards, our securities may be subject to delisting from the NASDAQ Global Market. If such delisting occurs, the market price and market liquidity of our common stock may be adversely affected. Such listing standards include, among other things, requirements related to the market value of our listed securities and publicly-held shares, and the minimum bid price for such shares. The minimum bid requirement is $1.00 per share. On July 20, 2007, the closing sale price of our common stock as reported by NASDAQ was $1.50.

If faced with delisting, we may submit an application to transfer the listing of our common stock to the NASDAQ Capital Market. Alternatively, if our common stock is delisted by NASDAQ, our common stock would be eligible to trade on the OTC Bulletin Board maintained by NASDAQ, another over-the-counter quotation system, or on the pink sheets where an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

Delisting from NASDAQ would make trading our common stock more difficult for investors, potentially leading to further declines in our share price. It would also make it more difficult for us to raise additional capital. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our shareholders to sell our common stock in the secondary market.

Our stock price has been and may continue to be volatile, and your investment in our stock could decline in value or fluctuate significantly.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of our common stock has fluctuated over a wide range and may continue to fluctuate for various reasons, including, but not limited to, announcements concerning our competitors or us regarding:

•                    results of clinical trials;

•                    technological innovations or new commercial products;

•                    changes in governmental regulation or the status of our regulatory approvals or applications;

•                    changes in earnings;

•                    changes in health care policies and practices;

•                    developments or disputes concerning proprietary rights;

•                    litigation or public concern as to safety of the our potential products; and

•                    changes in general market conditions.

These fluctuations may be exaggerated if the trading volume of our common stock is low. These fluctuations may or may not be based upon any of our business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations which may continue indefinitely.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains some “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares owned by the selling stockholders. However, we may receive proceeds from the exercise of outstanding warrants, if such warrants are exercised.  However, the warrants contain provisions for cashless exercise, in which case, we will not receive any proceeds from the exercise of the warrants from the selling stockholders. The warrants entitle the selling stockholders to purchase shares of our common stock at an exercise price of $2.231 per share.  Any such proceeds will be used primarily to support marketing, advance clinical development programs, pursue additional in-licensing opportunities, and other general corporate purposes.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the issuance and registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NASDAQ Global Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The following is a summary of the transactions by which the selling stockholders acquired the securities being registered by this registration statement.

On July 6, 2007, we completed a private placement of 5,814,600 shares of our common stock and warrants to purchase a total of 3,256,177 shares of our common stock, including warrants issued to the placement agents in connection with the private placement, with an exercise price equal to $2.231 per share.  We received gross proceeds of $10.1 million and net proceeds of approximately $9.1 million, from the private placement.

The following table sets forth the aggregate number of shares of common stock beneficially owned by the selling stockholders as of July 20, 2007, after giving effect to the private placement, and the percentage of all shares of common stock held by such selling stockholders prior to and after giving effect to the offering based on 35,453,458 shares of common stock outstanding as of July 20, 2007.  The table also assumes that the warrants issued in the private placement are beneficially owned within 60 days of July 20, 2007, although such warrants, by their terms, are not exercisable until December 29, 2007.  Except as described in this prospectus, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. We considered the following factors and made the following assumptions regarding the table:

•                               beneficial ownership is determined under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act) and generally includes voting or investment power with respect to securities and including any securities that grant the selling stockholder the right to acquire Common Stock within 60 days of July 20, 2007; and

•                               the selling stockholders may sell all of the securities offered by this prospectus under certain circumstances.

Notwithstanding these assumptions, the selling stockholders may sell less than all of the shares listed on the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares of Common Stock that the selling stockholders will sell under this prospectus.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment control with respect to all shares of our Common Stock shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)(2)
Name of Selling Stockholder(3)	Number	Percentage	Number	Number	Percentage

Hudson Bay Fund LP(4)	392,607	1.1%	371,330	21,277	*
Hudson Bay Overseas Fund LTD(5)	515,278	1.4%	492,228	23,050	*
Fort Mason Master, L.P.(6)	2,262,513	4.99%	1,013,709	1,248,804	3.4%
Fort Mason Partners, L.P.(7)	146,723	*	65,739	80,984	*
J.P. Morgan Ventures Corporation(8)	3,000,000	8.2%	3,000,000	—	—
Capital Ventures International(9)	1,091,632	3.0%	870,000	221,632	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(10)	863,558	2.4%	863,558	—	—
First Eagle Value in Biotechnology Master Fund, Ltd(11)	854,922	2.4%	854,922	—	—
First Eagle Value in Biotechnology Fund, LP(12)	246,114	*	246,114	—	—
First Eagle Contrarian Value Master Fund, Ltd(13)	194,301	*	194,301	—	—
Caduceus Capital Master Fund Limited(14)	1,447,500	4.0%	285,000	1,162,500	3.2%
Caduceus Capital II, L.P.(15)	862,500	2.4%	187,500	675,000	1.9%
Summer Street Life Sciences Hedge Fund Investors LLC(16)	277,500	*	277,500	—	—
Rodman & Renshaw LLC (17)	226,769	*	226,769	—	—
Roth Capital Partners, LLC (18)	122,107	*	122,107	—	—

*Less than 1%.

(1)           Shares of common stock issuable under stock options and warrants that are exercisable within 60 days after July 20, 2007 are deemed outstanding for computing the percentage ownership of the selling stockholder holding the options or warrants, prior to and after giving effect to the offering, but are not deemed outstanding for computing the percentage ownership of any other selling stockholder.

(2)           The selling stockholders may offer and sell all or a part of the common stock pursuant to this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.

(3)           Based on the information received by the Company from each known holder of the securities, except as disclosed below, no selling stockholder is an affiliate of any registered broker-dealer.

(4)           Hudson Bay Fund LP is an affiliate of XTF Market Making LLC and XTF Capital LLC, each of whom is a registered broker-dealer.  As a result, Hudson Bay Fund LP may be deemed to be an affiliate of a broker-dealer if it (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.  Hudson Bay Fund LP has advised the Company that it purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.  See Plan of Distribution for additional disclosure.  Yoav Roth and John Doscas share voting and investment control over the shares of common stock and warrants to purchase common stock held by Hudson Bay Fund LP, but they each disclaim beneficial ownership of such shares and warrants to purchase common stock held by Hudson Bay Fund LP, except to the extent of any pecuniary interest therein.  Shares of common stock being offered consists of 247,553 shares of common stock and warrants to purchase 123,777 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  Hudson Bay Fund LP also holds warrants to purchase 21,277 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.

(5)           Hudson Bay Overseas Fund Ltd. is an affiliate of XTF Market Making LLC and XTF Capital LLC, each of whom is a registered broker-dealer.  As a result, Hudson Bay Overseas Fund Ltd. may be deemed to be an affiliate of a broker-dealer if it (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.  Hudson Bay Overseas Fund Ltd. has advised the Company that it purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.  See Plan of Distribution for additional disclosure. Yoav Roth and John Doscas share voting and investment control over the shares of common stock and warrants to purchase common stock held by Hudson Bay Overseas Fund Ltd., but they each disclaim beneficial ownership of such shares and warrants to purchase common stock held by Hudson Bay Overseas Fund Ltd., except to the extent of any pecuniary interest therein.  Shares of common stock being offered consists of 328,152 shares of common stock and warrants to purchase 164,076 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007. Hudson Bay Overseas Fund Ltd. also holds warrants to purchase 23,050 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.

(6)           Fort Mason Capital, LLC, is the general partner of Fort Mason Master, LP (“Master”).  Daniel German serves as the sole managing member of Fort Mason Capital, LLC, and has voting and investment control over the shares of common stock and warrants to purchase common stock held by Master.  Each of Fort Mason Capital, LLC and Daniel German disclaim beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein, if any.  Shares of common stock being offered consists of 675,806 shares of common stock and warrants to purchase 337,903 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  Master also holds 832,536 shares of common stock and warrants to purchase 416,268 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.  Section 2(d) of both warrants prevents Master from exercising the warrants if Master and its affiliates, which include Fort Mason Partners, L.P., would hold more than 4.99% of the Company’s outstanding common stock (the “4.99% Master Blocker”).  The 4.99% Master Blocker is waivable by Master with 61 days’ notice to the Company; provided, however, in no event can Master and its affiliates hold more than 9.99% of the Company’s outstanding common stock.

(7)           Fort Mason Capital, LLC, is the general partner of Fort Mason Partners, LP (“Partners”).  Daniel German serves as the sole managing member of Fort Mason Capital, LLC, and has voting and investment control over the shares of common stock and warrants to purchase common stock held by Partners.  Each of Fort Mason Capital, LLC and Daniel German disclaim beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein, if any.  Shares of common stock being offered consists of 43,826 shares of common stock and warrants to purchase 21,913 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  Partners also holds 53,989 shares of common stock and  warrants to purchase 26,995 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.  Section 2(d) of both warrants prevents Partners from exercising the warrants if Partners and its affiliates, which include Master, would hold more than 4.99% of the Company’s outstanding common stock (the “4.99% Partners Blocker”).  The 4.99% Partners Blocker is waivable by Partners with 61 days’ notice to the Company; provided, however, in no event can Partners and its affiliates hold more than 9.99% of the Company’s outstanding common stock.

(8)           J.P. Morgan Ventures Corporation is an affiliate of registered broker-dealers.  J.P. Morgan Ventures Corporation has advised the Company that it purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.  See Plan of Distribution for additional disclosure.  Shares of common stock being offered consists of 2,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.

(9)           Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI is affiliated with one or more registered broker-dealers.  CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.  See Plan of Distribution for additional disclosure. Shares of common stock being offered consists of 580,000 shares of common stock and warrants to purchase 290,000 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007. CVI also holds warrants to purchase 221,632 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.

(10)         Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd. Class A Segregated Portfolio.  RGC Management Company, LLC (“Management”) is the general partner of RG Capital.  Steve Katznelson and Gerald Stahlecker serve as the managing members of Management.  Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of such shares and warrants owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.  Shares of common stock being offered consists of 575,705 shares of common stock and warrants to purchase 287,853 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.

(11)         Shares of common stock being offered consists of 569,948 shares of common stock and warrants to purchase 284,974 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.

(12)         Shares of common stock being offered consists of 164,076 shares of common stock and warrants to purchase 82,038 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.

(13)         Shares of common stock being offered consists of 129,534 shares of common stock and warrants to purchase 64,767 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.

(14)         Orbimed Capital LLC has voting and investment control over the shares of common stock and warrants to purchase common stock held by Caduceus Capital Master Fund Limited, and Samuel D. Isaly is the managing partner of Orbimed Capital LLC, but each disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Shares of common stock being offered consists of 190,000 shares of common stock and warrants to purchase 95,000 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  OrbiMed Advisors LLC and OrbiMed Capital LLC also hold shares and share equivalents issuable on the exercise of warrants on behalf of UBS Eucalyptus Fund, LLC (635,000 shares and 202,500 warrants), PW Eucalyptus Fund, Ltd. (70,000 shares and 22,500 warrants), HFR SHC Aggressive Master Trust (156,410 shares and 66,907 warrants), Knightsbridge Post Venture IV L.P. (60,900 warrants), Knightsbridge Integrated Holdings, V, LP (49,673 warrants), Knightsbridge Netherlands II, L.P. (19,700 warrants), Knightsbridge Integrated Holdings IV Post Venture, LP (36,000 warrants), Knightsbridge Post Venture III, LP (35,400 warrants), Knightsbridge Netherlands I LP (22,100 warrants), Knightsbridge Netherlands III - LP (5,600 warrants), Knightsbridge Integrated Holdings II Limited (37,700 warrants), Knightsbridge Venture Capital IV, L.P. (5,600 warrants), and Knightsbridge Venture Capital III LP (2,400 warrants).

(15)         Orbimed Advisers LLC has voting and investment control over the shares of common stock and warrants to purchase common stock held by Caduceus Capital II, L.P., and Samuel D. Isaly is the managing partner of Orbimed Advisers LLC, but each disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Shares of common stock being offered consists of 125,000 shares of common stock and warrants to purchase 62,500 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  OrbiMed Advisors LLC and OrbiMed Capital LLC also hold shares and share equivalents issuable on the exercise of warrants on behalf of UBS Eucalyptus Fund, LLC (635,000 shares and 202,500 warrants), PW Eucalyptus Fund, Ltd. (70,000 shares and 22,500 warrants), HFR SHC Aggressive Master Trust (156,410 shares and 66,907 warrants), Knightsbridge Post Venture IV L.P. (60,900 warrants), Knightsbridge Integrated Holdings, V, LP (49,673 warrants), Knightsbridge Netherlands II, L.P. (19,700 warrants), Knightsbridge Integrated Holdings IV Post Venture, LP (36,000 warrants), Knightsbridge Post Venture III, LP (35,400 warrants), Knightsbridge Netherlands I LP (22,100 warrants), Knightsbridge Netherlands III - LP (5,600 warrants), Knightsbridge Integrated Holdings II Limited (37,700 warrants), Knightsbridge Venture Capital IV, L.P. (5,600 warrants), and Knightsbridge Venture Capital III LP (2,400 warrants).

(16)         An Orbimed entity has voting and investment control over the shares of common stock and warrants to purchase common stock held by Summer Street Life Sciences Hedge Fund Investors LLC, and Samuel D. Isaly is the managing partner of such Orbimed entity, but each disclaims beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.  Shares of common stock being offered consists of 185,000 shares of common stock and warrants to purchase 92,500 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  OrbiMed Advisors LLC and OrbiMed Capital LLC also hold shares and share equivalents issuable on the exercise of warrants on behalf of UBS Eucalyptus Fund, LLC (635,000 shares and 202,500 warrants), PW Eucalyptus Fund, Ltd. (70,000 shares and 22,500 warrants), HFR SHC Aggressive Master Trust (156,410 shares and 66,907 warrants), Knightsbridge Post Venture IV L.P. (60,900 warrants), Knightsbridge Integrated Holdings, V, LP (49,673 warrants), Knightsbridge Netherlands II, L.P. (19,700 warrants), Knightsbridge Integrated Holdings IV Post Venture, LP (36,000 warrants), Knightsbridge Post Venture III, LP (35,400 warrants), Knightsbridge Netherlands I LP (22,100 warrants), Knightsbridge Netherlands III - LP (5,600 warrants), Knightsbridge Integrated Holdings II Limited (37,700 warrants), Knightsbridge Venture Capital IV, L.P. (5,600 warrants), and Knightsbridge Venture Capital III LP (2,400 warrants).

(17)         Rodman & Renshaw, LLC is a registered broker-dealer who acquired its warrants as compensation for serving as a placement agent in the private placement.  See Plan of Distribution for additional disclosure.   Mr. Thomas G. Pinou has the power to vote or to dispose of the shares held by Rodman & Renshaw, LLC.  Shares of common stock being offered consists of warrants to purchase 226,769 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  R&R Biotech Partners LLC, an affiliate of Rodman & Renshaw LLC, holds warrants to purchase 74,469 shares of common stock with an exercise price equal to $3.32 per share which are exercisable until November 10, 2011.

(18)         Roth Capital Partners, LLC is a registered broker-dealer who acquired its warrants as compensation for serving as a placement agent in the private placement.  See Plan of Distribution for additional disclosure.  Shares of common stock being offered consists of warrants to purchase 122,107 shares of common stock with an exercise price equal to $2.231 per share, with such warrants becoming exercisable on December 29, 2007.  Byron Roth, the chief executive officer, and Gordon Roth, the chief financial officer, share voting and investment power over the securities held by Roth Capital Partners, LLC.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act.  In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act if such selling stockholder (i) did not acquire the shares of common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and such selling stockholders may be subject to certain additional regulations and statutory liabilities under the Securities Act and Exchange Act.  Except for the warrants to purchase 348,876 shares of our common stock issued to Rodman & Renshaw, LLC and Roth Capital Partners, LLC and as otherwise described in the footnotes to the Selling Stockholders table, to our knowledge and based upon information we received from the selling security holders, (i) each selling security holder that is a registered broker-dealer or affiliated with a registered broker-dealer acquired the shares of common stock in the ordinary course of business, (ii) such selling security holder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock, and (iii) no such selling security holder received any securities as underwriting compensation.  We are also not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius, LLP, Princeton, New Jersey.

EXPERTS

The consolidated financial statements of Cytogen Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, except as they related to PSMA Development Company LLC, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s audit report, which is based in part on a report of other auditors, on the consolidated financial statements of Cytogen Corporation and subsidiaries as of and for the year ended December 31, 2006 refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

The audited financial statements of PSMA Development Company LLC, not separately incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report (which contains an explanatory paragraph relating to the PSMA Development Company LLC’s ability to continue as a going concern as described in Note 1 to the financial statements) thereon appears in the Annual Report on Form 10-K of Cytogen Corporation for the year ended December 31, 2006.  Such financial statements, to the extent they have been included in the financial statements of Cytogen Corporation as of December 31, 2005 and for the years ended December 31, 2005 and 2004, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of the filings we make with the Commission are also available to the public from the Securities and Exchange Commission’s Website at “http://www.sec.gov.” We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please write or telephone us at: Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540-5308; telephone (609) 750-8200, attention: Susan Mesco.

We maintain a Website at “http://www.cytogen.com” (this is not a hyperlink, you must visit this website through an Internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Registration Statement.

We have filed with the Commission a Registration Statement (which contains this prospectus) on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents filed with Commission listed below:

1.               Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 16, 2007;

2.               Our Definitive Proxy Statement for our annual meeting of stockholders, filed on April 30, 2007;

3.               Our Quarterly Report (unaudited) on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 10, 2007;

4.               Our Current Reports on Form 8-K and 8K/A filed with the Commission on January 4, 2007; January 19, 2007; February 21, 2007; February 28, 2007; July 2, 2007; and July 11, 2007.

5.               The description of the registrant’s shares of Common Stock contained in the registrant’s Registration Statement on Form 8-A registering the registrant’s shares of Common Stock under Section 12 of the Exchange Act, as supplemented by the disclosure set forth in Exhibit 3.1 to the registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2005; Exhibit 3.1 to the registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 2000; and Exhibit 3 to the registrant’s Form 10-Q Quarterly Report for the quarter ended June 30, 1996 (File No. 000-14879); and

6.               All documents we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the documents.

You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Cytogen Corporation, 650 College Road East, Suite 3100, Princeton, New Jersey 08540-5308; telephone (609) 750-8200, attention: Susan Mesco. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

9,070,777

Shares of

Common Stock

PROSPECTUS

                          , 2007

WE HAVE NOT AUTHORIZED ANY DEALER, SALES PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered hereby. We shall bear all expenses in connection with the issuance and distribution of the securities being offered hereby, provided that normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.

Commission registration fee	$413.53
NASDAQ Additional Listing Fee	$45,000.00
Accounting fees and expenses	$15,000.00
Attorneys’ fees and expenses	$25,000.00
Printing expenses	$5,000.00
Miscellaneous	$9,586.47
Total	$100,000.00

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

Our certificate of incorporation and by-laws provide that we shall indemnify officers and directors and, to the extent permitted by the Board of Directors, employees and agents of Cytogen, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize Cytogen to purchase and maintain insurance against any director, officer, employee or agent of the Cytogen arising out of his capacity as such.

Cytogen has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Cytogen (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.		Description
4.1		Form of Warrant issued to Investors and Placement Agents (Incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K, filed July 2, 2007).

5.1	*	Opinion of Morgan, Lewis & Bockius LLP.

10.1

Securities Purchase Agreement, by and between the Company and the Investors named therein, with attached schedule of parties thereto (Incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed July 2, 2007).

10.2

Registration Rights Agreement, by and between the Company and the Investors named therein (Incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed July 2, 2007).

23.1	*	Consent of KPMG, LLP.

23.2	*	Consent of PricewaterhouseCoopers LLP.

23.3	*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page).

* Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by section 10(a)(3) of Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that

(A)           paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement; and

(B)           paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of this registration statement or in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       The undersigned registrant hereby undertakes that:

(i)             For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)            For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Princeton, State of New Jersey, on July 23, 2007.

CYTOGEN CORPORATION

By:	/s/ Michael D. Becker
Michael D. Becker
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Becker and Kevin J. Bratton jointly and severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with Cytogen Corporation’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Company or on behalf of the undersigned as a director or officer of Cytogen Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Becker	President, Chief Executive Officer and Director	July 23, 2007
Michael D. Becker	(Principal Executive Officer)

/s/ Kevin J. Bratton	Senior Vice President, Finance and Chief Financial	July 23, 2007
Kevin J. Bratton	Officer (Principal Financial and Accounting Officer)

/s/ James A. Grigsby	Chairman of the Board and Director	July 23, 2007
James A. Grigsby

/s/ John E. Bagalay, Jr.	Director	July 23, 2007
John E. Bagalay, Jr.

/s/ Allen Bloom	Director	July 23, 2007
Allen Bloom

/s/ Stephen K. Carter	Director	July 23, 2007
Stephen K. Carter

/s/ Robert F. Hendrickson	Director	July 23, 2007
Robert F. Hendrickson

/s/ Dennis H. Langer	Director	July 23, 2007
Dennis H. Langer

/s/ Kevin G. Lokay	Director	July 23, 2007
Kevin G. Lokay

/s/ Joseph A. Mollica	Director	July 23, 2007
Joseph A. Mollica

EXHIBIT INDEX

Exhibit No.		Description
4.1		Form of Warrant issued to Investors and Placement Agents (Incorporated by reference to Exhibit 10.2 of the registrant’s Current Report on Form 8-K, filed July 2, 2007).

5.1	*	Opinion of Morgan, Lewis & Bockius LLP.

10.1

Securities Purchase Agreement, by and between the Company and the Investors named therein, with attached schedule of parties thereto (Incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed July 2, 2007)

10.2		Registration Rights Agreement, by and between the Company and the Investors named therein (Incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K, filed July 2, 2007)

23.1	*	Consent of KPMG, LLP.

23.2	*	Consent of PricewaterhouseCoopers LLP.

23.3	*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1		Power of Attorney (included on signature page).

* Filed herewith.